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                                                                    Exhibit 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (this "Agreement"), dated as of December 17, 2007 (the "Effective Date"), is by and between SPSS Inc., a Delaware corporation having its principal offices at 233 South Wacker Drive, 11th Floor, Chicago, Illinois 60606 ("SPSS" or the "Company"), and Jack Noonan (the "Employee").

     WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Employment Agreement dated March 1, 2005 (the "Original Agreement"); and

     WHEREAS, it is now desirable to amend the Original Agreement to reflect changes required to conform to section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to make certain other technical and conforming changes, and to make certain other agreed upon changes;

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agrees as follows:

     1. Employment. The Employee shall continue to be employed by SPSS as President and Chief Executive Officer for the Term of Employment (as defined in
Section 4 below), and on the terms and conditions set out herein. In each of these capacities, the Employee shall report directly to the Board of Directors of SPSS (the "Board").

     2. Employment Services. The Employee shall be responsible for the management of all aspects of SPSS's business and for carrying out corporate policy as established by the Board. Each of the senior executives of SPSS shall report to the Employee and the Employee shall be responsible for ensuring their full and faithful performance of the duties assigned to them by the Employee or the Board.

     In addition, the Employee shall faithfully perform other executive and managerial duties, or special assignments, as may be delegated to the Employee by or on behalf of the Board. During the Term of Employment, the Employee shall work for SPSS and its Affiliates (as hereinafter defined) and shall devote substantially all of his business efforts and time to fulfill the duties of his employment.

     For purposes of this Agreement, the term "Affiliate" as used herein shall mean SPSS, any other corporation owned or controlled by SPSS, directly or indirectly, and any subsidiary of SPSS.

     3. Compensation.

     (a) Base Salary. In full consideration for aforementioned services and subject to the due performance thereof, the Employee shall receive an annual salary of $500,000 (payable semi-monthly in arrears) during the Term of Employment.

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     (b) Incentive Payments. The Employee shall be eligible to participate in the Executive Incentive Cash Compensation program for executive officers of SPSS and to receive incentive cash payments in connection therewith. The Employee's annual incentive target shall be no less than $500,000; provided, however, that the actual payout will depend upon SPSS company performance measured against defined metrics. Incentive cash payments shall be calculated quarterly and paid approximately eight (8) weeks after the close of each calendar quarter; provided, however, that in no event shall the bonus for any portion of a year be paid later than March 15 of the year following the year in which it is earned.

     (c) Reviews. The Employee shall be reviewed by the Compensation Committee of the Board (the "Compensation Committee") with regard to salary, bonus and incentive payments on no less frequent than an annual basis and/or in conjunction with the Compensation Committee's review of the Company's other executive officers. Any increase in salary or the award of a bonus or incentive payment shall be made in the sole discretion of the Compensation Committee, taking into account, at the sole discretion of the Compensation Committee, whether the Employee has attained the applicable performance goals, financial and other, established for the Employee by the Compensation Committee or the Board.

     (d) Equity Awards. The Employee shall, subject to the approval of the Compensation Committee, participate in the equity incentive program available to other executive officers of SPSS. For the avoidance of doubt, no equity awards will actually be issued to the Employee unless and until approval of the specific grant and issuance has been obtained from the Compensation Committee.

     (e) Benefits. The Employee shall be entitled to:

          (i) reimbursement from SPSS of reasonable and necessary business expenses incurred by the Employee in connection with his performance of services under this Agreement so long as such expenses are consistent with the Company's expense reimbursement policy/practice (which is incorporated into this Agreement by reference), upon the Employee's presentation from time to time of an itemized account of such expenses by the Employee; provided, however, that, the reimbursement of any such expenses that are taxable to the Employee shall be made on or before the last day of the year following the year in which the expense was incurred and the amount of the expenses eligible for reimbursement during one year will not affect the amount of expenses eligible for reimbursement in any other year;

          (ii) five (5) weeks of paid vacation time during each year of employment;

          (iii) ten (10) days of sick leave during each year of employment;

          (iv) the holidays observed by SPSS in the United States; and

          (v) receive, enjoy, and/or participate as applicable in the other benefits customarily received by executive officers and employees of SPSS; provided, however, that nothing herein shall require SPSS to maintain the benefits currently provided to SPSS employees.


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     4. Term of Employment. The Employee's term of employment by SPSS (the "Term of Employment") shall commence on the date hereof and shall continue through Date of Termination as defined below. The date on which the Term of Employment ends pursuant to Section 5 below shall be referred to as the "Date of Termination." Except as specifically agreed to in writing by the parties, all provisions of this Agreement shall remain in full force and effect during the entire Term of Employment.

     5. Termination.

     (a) The Term of Employment shall be terminated when the Employee's employment with the Company and its Affiliates terminates for any of the following reasons:

          (i) by mutual written agreement of SPSS and the Employee, effective as mutually agreed;

          (ii) by SPSS with Good Cause (as defined hereunder), effective immediately (subject, if applicable, to the cure period provided under Section 5(b)(i));

          (iii) by the Employee for Good Reason (as defined hereunder), effective as specified in an advance written notice by the Employee to the Company; provided, however, that the Employee's termination shall not be treated as a termination by the Employee for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable condition that is purported to give rise to a basis for a Good Reason termination, the Employee provides written notice of the existence of such condition to the Company, (B) such condition is not cured within thirty (30) days after the date of the written notice from the Employee to the Company, and (C) the Employee terminates employment no later than sixty (60) days after the expiration of the applicable cure period;

          (iv) by SPSS without Good Cause, effective as specified in an advance written notice by the Company to the Employee but in no event later than sixty (60) days after the date of the written notice (the "SPSS Notice Period");

          (v) by the Employee without Good Reason, effective on the earlier of a mutually agreed Date of Termination or sixty (60) days after written notice to SPSS (the "Employee Notice Period");

          (vi) by reason of the Employee's death;

          (vii) by reason of the Employee's Disability (as defined herein); or

          (viii) by the Employee for any reason (or no reason) effective within the thirty (30) day period beginning on the first anniversary of the Change of Control Effective Date (the "Special Termination Provision").


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               The SPSS Notice Period and the Employee Notice Period are
               collectively referred to herein as the "Notice Period".

     (b) For purposes of this Agreement, "Good Cause" is defined as:

          (i) the Employee's willful and continued failure to substantially perform his duties for the Company (other than any such failure resulting from the Employee's Disability) which is not cured within a reasonable period (not exceeding thirty (30) days) following the date on which the Company provides to the Employee written notice which specifies the condition or behavior that forms the Company's basis for a Good Cause termination pursuant to this Section 5(b)(i);

          (ii) the Employee's willful engagement in conduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise;

          (iii) the Employee's engagement in fraud, theft or embezzlement;

          (iv) the Employee's conviction of, or the Employee's entry of a plea of nolo contendre to, a felony (determined under applicable state law); or

          (v)  the Employee's illegal use of a controlled substance.

     For purposes of Sections 5(b)(i) and (ii) above under this definition of Good Cause, no act, or failure to act, on the part of the Employee shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (c) For purposes of this Agreement, "Good Reason" is defined as any of the following conditions:

          (i) a material diminution of the Employee's job assignment, duties, responsibilities or reporting relationships which is inconsistent with his initial position hereunder, or any later agreed-upon amendment of that position;

          (ii) a material reduction in the Employee's base compensation or annual incentive cash target;

          (iii) a material breach of the terms of this Agreement by SPSS; and

          (iv) a change in the Employee's principal assigned location of employment by more than fifty (50) miles from the Employee's principal assigned location of employment on the Effective Date, which change in assigned location has been determined by the parties to constitute a material change in the geographic location at which the Employee is required to provide his duties.


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     (d) For purposes of this Agreement, "Disability" means that the Employee has suffered a disability such that the Employee is physically or mentally unable to substantially perform the duties required of him under this Agreement for a period of six (6) consecutive months or more.

     (e) If this Agreement is terminated either by SPSS for Good Cause pursuant to Section 5(a)(ii) or by the Employee without Good Reason pursuant to Section 5(a)(v) above, SPSS will:

          (i) pay to the Employee any earned but unpaid base salary, any other earned but unpaid compensation plus any earned (as described in Section 5(j) below) but unpaid incentive cash award as of the Date of Termination;

          (ii) pay to the Employee any accrued, unpaid and unused vacation pay as of the Date of Termination; and

          (iii) reimburse the Employee for any business expenses properly incurred by the Employee pursuant to Section 3(e)(i) above and unreimbursed as of the Date of Termination.

          All payments to be made pursuant to this Section 5(e) shall be paid within 15 days following the Date of Termination.

     (f) If this Agreement is terminated either by the Employee for Good Reason pursuant to Section 5(a)(iii) above or by SPSS without Good Cause pursuant to
Section 5(a)(iv) above and if the Date of Termination does not occur under circumstances described in Section 5(h)(ii) hereof, SPSS will pay and/or provide (as applicable) to the Employee (except as otherwise provided in Section 7 of this Agreement):

          (i) the full amount of the salary and benefits earned by the Employee during the Notice Period and unpaid as of the Date of Termination, if applicable;

          (ii) any earned but unpaid base salary, any other earned but unpaid compensation plus any earned (as described in Section 5(j) below) but unpaid incentive cash award as of the Date of Termination;

          (iii) any accrued, unpaid and unused vacation pay as of the Date of Termination;

          (iv) any business expenses properly incurred by the Employee pursuant to Section 3(e)(i) above and unreimbursed as of the Date of Termination;

          (v)  a lump sum cash payment equal to the sum of:

               (A) eighteen (18) months of the Employee's monthly base salary (annual base salary divided by twelve (12)) in effect at the Date of Termination; and


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               (B)  the product of (I) six (6) multiplied by (II) the quotient of (x) the aggregate incentive cash payments that the Employee received for the eight (8) full fiscal quarters ending immediately prior to the Date of Termination (determined after giving effect to the provisions of Section 5(f)(ii)), divided by (y) eight (8);

          (vi) to the extent the Employee was participating in the Company's group health plans as of the Date of Termination

               (A) for the Employee and his dependents who were covered under the Company's group health plans as of the Date of Termination, continuing coverage under the group health plans at the Company's cost and on a non-taxable basis for twenty four (24) months following the Date of Termination; and

               (B) for the Employee and his dependents who were covered under the Company's group health plans throughout the twenty four
                    (24) month period described in clause (A) above, continuing coverage under the group health plans at the Employee's full cost (determined as the applicable premium charged for COBRA for the applicable level of coverage under the Company's group health plan), for up to twenty four (24) months;

               provided, however, that the benefits described in clause (A) and/or (B) above shall terminate as of the first day on which the Employee becomes employed by another employer and becomes eligible for benefits (or, in the case of benefits under clause
               (B), if earlier, the date on which the Employee fails to pay the full cost of the benefits), all coverage under clauses (A) and
               (B) shall be considered part of, and not in addition to, any coverage required under COBRA (or applicable state law), and for periods after the termination of benefits due to other employment, the Employee (and his dependents) shall have the right to any remaining period of coverage under the Company's group medical plans to the extent and in accordance with the terms of COBRA (or applicable state law);

          (vii) in the event that the Date of Termination occurs before the date on which any outstanding equity awards (or portion thereof) previously granted by SPSS to the Employee would have otherwise vested (each, a "Vesting Date"), immediate vesting will occur with respect to all then yet unvested equity awards (or portions thereof) that would have vested had the Employee been employed with the Company as of the relevant Vesting Date and, to the extent applicable, all such equity awards shall be deemed to be exercised in full upon the Date of Termination by means of a cashless exercise;


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

          (viii) professional outplacement services, but not to exceed a term of twelve (12) months, at a level customary for an executive officer, to be provided by a firm mutually acceptable to SPSS and the Employee;

          (ix) continuation of professional dues and subscriptions otherwise paid by SPSS prior to the Date of Termination for a period of eighteen (18) months following the Termination Date and, for a period of ninety (90) days following the Date of Termination, continued use of a mobile telephone provided for and paid by the Company, access to the Employee's office telephone number and voice mailbox that exist at the Date of Termination, access to and use of the Employee's personal Company email address and access to and use of the Employee's personal Company electronic equipment including, without limitation, computer and wireless hand-held phone and email device; provided, however, that the aggregate value of the benefits provided under this Section 5(f)(ix) shall not exceed the applicable dollar limit under section 402(g)(1) of the Code for the year in which the Date of Termination occurs; and

          (x) acceptable employment references, as reasonably requested by the Employee, which employment references shall include information regarding the Employee's dates of employment with SPSS, job title, pay rate and any such additional information as SPSS and the Employee may agree to at the time such references are requested and, for the avoidance of doubt, SPSS shall in all instances act in good faith to avoid negative comments regarding the Employee.

     If this Agreement is terminated pursuant to this Section 5(f) and, at such time, SPSS is unable to provide to the Employee the benefits set forth in
Section 5(f)(vi) above, SPSS shall take all actions reasonably necessary to provide the Employee with the functional equivalent of the benefits set forth in
Section 5(f)(vi). SPSS and the Employee agree and acknowledge that the "functional equivalent" of the benefits set forth in Section 5(f)(vi) may be provided in either of the following manners: (A) by SPSS's benefits provider in accordance with the terms of SPSS's employee benefit plans; or (B) by an agreed-upon lump-sum payment by SPSS to the Employee, which payment shall be intended to compensate the Employee for the benefits set forth in Section 5(f)(vi).

     All payments to be made pursuant to this Section 5(f) shall be paid within fifteen (15) days following the Date of Termination.

     (g) If the Agreement is terminated due to the death of the Employee or the Disability of the Employee, SPSS will pay to the Employee (or, in the event of his death, his beneficiary) the following amounts:

          (i) any earned but unpaid base salary, any other earned but unpaid compensation plus any earned (as described in Section 5(j) below) but unpaid incentive cash award as of the Date of Termination;


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          (ii) any accrued, unpaid and unused vacation pay as of the Date of
               Termination; and

          (iii) any business expenses properly incurred by the Employee pursuant to Section 3(e)(i) above and unreimbursed as of the Date of Termination.

     If the Employee has not designated a beneficiary (or the beneficiary does not survive the Employee), any payments on account of death will be paid to the estate of the Employee. All payments to be made pursuant to this Section 5(g) shall be paid within 15 days following the Date of Termination.

     (h) The following shall apply in the event of a Change of Control:

          (i) As of the Change of Control Effective Date (as defined herein) and without regard to whether the Employee's employment terminates as of the date of the Change of Control:

               (A) all of the Employee's stock options (vested and unvested) granted by SPSS prior to the Change of Control Effective Date (as defined herein) (I) shall accelerate and shall be deemed to be exercised in full upon the Change of Control Effective Date by means of a cashless exercise and (II) if applicable, with regard to the underlying stock, shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control;

               (B) all of the Employee's restricted stock units (vested and unvested) granted by SPSS prior to the Change of Control Effective Date (I) shall accelerate and be deemed to be fully vested upon the Change of Control Effective Date and
                    (II) if applicable, with regard to the underlying stock, shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control;

               (C) all restrictions on transferability of restricted stock held by the Employee on the Change of Control Effective Date shall accelerate and shall be deemed to have terminated immediately prior to the Change of Control Effective Date, and, if applicable, such restricted stock shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control; and

               (D) all of the stock appreciation rights (vested and unvested) granted by SPSS prior to the Change of Control Effective Date (I) shall accelerate, shall be deemed to be exercised in full upon the Change of Control Effective Date and the value thereof shall be exchanged for SPSS stock at the market value of such stock immediately prior


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                    to the Change of Control Effective Date and (II) if
                    applicable, with regard to the underlying stock, shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control.

               If any of the payments set forth in this Section 5(h)(i) would be subject to section 409A of the Code, payments on the Change of Control Effective Date shall be permitted only if the Change of Control is a change in control event as defined in section 409A and applicable regulations issued thereunder and only if payments would be permitted to the Employee as a result of the change in control event as a service provider to the relevant corporation undergoing the applicable change in control event. If payments would not be permitted under the foregoing provisions, all vesting provisions and accelerated transfer provisions shall continue to apply but any payments will not be accelerated and shall instead be made as of the original payment date as determined under the applicable award.

          (ii) If this Agreement is terminated (y) either by the Employee for Good Reason pursuant to Section 5(a)(iii) above or by SPSS without Good Cause pursuant to Section 5(a)(iv) above and if the Date of Termination occurs on or within two (2) years following the Change of Control Effective Date, or (z) by the Employee pursuant to the Special Termination Provision of Section 5(a)(viii) above, SPSS will pay and/or provide (as applicable) to the Employee (except as otherwise provided in Section 7 of this Agreement) the payments and benefits described in Section 5(f); provided, however, that the Employee shall not be entitled to the payment described in Section 5(f)(v) but shall instead be entitled to a lump sum cash payment equal to the sum of:

               (A) thirty (30) months of the Employee's monthly base salary (annual base salary divided by twelve (12)) in effect at the Date of Termination; and

               (B) the product of (i) ten (10) multiplied by (ii) the quotient of (I) the aggregate incentive cash payments that the Employee received for the eight full fiscal quarters ending immediately prior to the Date of Termination (determined after giving effect to the provisions of Section 5(f)(ii)), divided by (II) eight (8).

          (iii) For purposes of this Agreement, the term "Change of Control" shall mean any one or more of the following:

               (A) the accumulation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
                    Act) of thirty three percent (33%) or more of the then outstanding common stock of SPSS;


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               (B)  a merger or consolidation of SPSS in which SPSS does not survive as an independent public company;

               (C)  a sale of all or substantially all of the assets of SPSS;

               (D) a triggering event under that certain Amended and Restated Rights Agreement, dated as of August 31, 2004, by and between SPSS and Computershare Investor Services, LLC or any amendment, restatement or replacement thereof;

               (E)  a liquidation or dissolution of SPSS; or

               (F) a change in the composition of the Board not previously endorsed by the Board existing as of the Effective Date or the directors' endorsed successors, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" are directors who either
                    (I) are directors of SPSS as of the Effective Date, or (II) are nominated for election to the Board by the Nominating and Corporate Governance Committee and endorsed by the Board existing as of the Effective Date or the directors' endorsed successors).

          Notwithstanding the foregoing, the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (x) any acquisitions of common stock or securities convertible into common stock directly from SPSS, or (y) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored or maintained by SPSS. The term "Change of Control Effective Date," as used herein in connection with a Change of Control, shall mean the date on which a Change of Control becomes effective.

     (i) Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A and if such payment is to be paid on account of the Employee's separation from service (within the meaning of section 409A of the Code), if the Employee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following the Employee's separation from service, such payment shall be delayed until the first day of the seventh month following the Employee's separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the termination of the Term of Employment, the determination as to whether the Employee has had a termination of employment (or separation from service) shall be made in accordance with section 409A and the guidance issued thereunder.

     (j) For purposes of this Section 5, an "earned" incentive cash award shall mean the incentive cash award that would have been awarded to the Employee for the full fiscal quarter ending immediately prior to the Date of Termination had the Employee's Date of Termination


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

not occurred pursuant to this Section 5 prior to the date on which incentive cash awards were awarded to other executive officers for that fiscal quarter.

     6. Effect of Expiration or Termination. In the event this Agreement is terminated pursuant to Section 5, the Employee shall tender his resignation to the board of directors of SPSS and any Affiliate of SPSS on which he may then be serving. Following the Employee's resignation, Sections 7, 8, 9 and 10 of this Agreement shall continue in accordance with the terms and conditions of each respective Section.

     7. Offsets. Except with respect to any payments that are subject to section 409A of the Code, SPSS shall be entitled to withhold from any payments required to be made to the Employee herein, including without limitation, payments in respect of any SPSS capital stock, severance payments, and other similar items, and any amounts that the Employee owes to SPSS.

     8. Tax Gross-Up.

     (a) If any payment or benefit to which the Employee is entitled under this Agreement or otherwise from SPSS or any of its affiliates constitutes a "parachute payment" within the meaning of section 280G of the Code and if, as a result thereof, the Employee is subject to a tax under section 4999 of the Code (an "Excise Tax"), SPSS shall pay to the Employee an additional amount (the "Make-Whole Payment") which shall be equal to the sum of (i) the amount of the Excise Tax, plus (ii) all income, excise and other applicable taxes imposed on the Employee under the laws of any Federal, state or local government or taxing authority by reason of the payments required under Sections 8(a)(i) and 8(a)(ii). The Make-Whole Payment shall be paid within 15 days after the Employee notifies SPSS in writing that he has remitted the applicable taxes but in no event later than the last day of the calendar year following the year in which the Employee remits the applicable taxes. The determination of whether the Employee is entitled to a Make-Whole Payment pursuant to this Section 8 and the amount thereof shall be made by an accounting firm selected by SPSS and the determination of such accounting firm shall be final and binding upon both SPSS and the Employee.

     (b) The Employee shall notify SPSS in writing of any claim by the Internal Revenue Service that, if successful, would result in an Excise Tax that would otherwise have required a Make-Whole Payment pursuant to Section 8(a). Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise SPSS of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such Excise Tax prior to the expiration of the thirty (30) day period following the date on which it gives such notice to SPSS (or such shorter period ending on the date that any payment of the Excise Tax is due) (the "Consideration Period"). SPSS may take either of the following actions with respect to the claim:

          (i) If SPSS does not desire to contest the claim, SPSS shall notify the Employee in writing and shall pay to the Employee a Make-Whole Payment, which Make-Whole Payment shall be paid within 15 days after the Employee notifies SPSS in writing that he has remitted the applicable


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               taxes, but in no event later than the last day of the calendar year following the year in which the Employee remits the applicable taxes.

          (ii) If SPSS desires to contest the claim, SPSS shall inform the Employee in writing prior to the end of the Consideration Period that it desires to contest such claim and the Employee shall:

               (A) give SPSS any information requested by SPSS relating to such claim;

               (B) take such action in connection with contesting such claim as SPSS shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by SPSS;

               (C) cooperate with SPSS in good faith in order to effectively contest such claim; and

               (D) permit SPSS to participate in any proceedings relating to such claim;

               provided, however, that SPSS shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest. If SPSS does not prevail in its contest of the claim (whether as a result of settlement or otherwise) such that the Employee is required to pay an Excise Tax, SPSS shall pay to the Employee a Make-Whole Payment, which Make-Whole Payment shall be paid within 5 days after the Employee notifies SPSS in writing that he has remitted the applicable taxes, but in no event later than the last day of the calendar year following the year in which the Employee remits the applicable taxes.

     9. Director and Officer Insurance. SPSS agrees that it shall indemnify the Employee against any actual or threatened actions or proceedings brought against the Employee by reason of the fact that he is or was an employee, officer, consultant or agent of the Company, as and to the extent specified in that certain Indemnification Agreement between the Company and the Employee dated May 21, 2007. The Employee shall be covered by the director and officer insurance policies maintained by the Company, and the Company shall make special arrangements, if necessary, to continue to provide insurance coverage to the Employee following the Date of Termination, unless the Employee is terminated for Good Cause pursuant to Section 5(a)(ii) hereof.

     10. Non-Competition; Confidentiality; Work for Hire.

     (a) The Employee understands that the Company's business concerns proprietary computer programs and related documentation (software) which includes, but is not limited to, the SPSS mainframe/mini software product line and the SPSS micro/PC software product line. The Employee understands that in the course of his employment with SPSS, SPSS and/or its Affiliates may provide the Employee with, or access to, such software (including, without


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

limitation, source listings therefor), as well as confidential and/or proprietary prospect and customer lists, data, research, specifications, memoranda, files, records, plans, concepts, flow charts, drawings, designs, descriptions, formulations, trade secrets and other confidential and/or proprietary information and property, including but not limited to, information regarding SPSS operations, businesses, affairs, management and market structure (all of the foregoing collectively referred to as the "Confidential Property").

     (b) The Employee acknowledges and agrees that the Confidential Property, and all information and intellectual property and other data which the Employee develops in connection with his employment duties, is the sole and exclusive property of SPSS and is not available to any third parties.

     (c) The Employee will regard and preserve as confidential and as trade secrets all the Confidential Property. During the Employee's employment and thereafter, the Employee will not, directly or indirectly, communicate or divulge to, or use for the benefit of himself or any other person, firm, association or corporation, without the prior written consent of SPSS, any Confidential Property. The Confidential Property shall remain the sole and exclusive property of SPSS, and upon any expiration or termination of the Term of Employment for any reason whatsoever, the Employee shall promptly return any and all Confidential Property in his possession or control to SPSS.

     (d) The Employee shall have no right, title or interest of any kind or nature in any of the Confidential Property or any proceeds therefrom. With respect to any Confidential Property which the Employee has developed or develops (either alone or with others) during his employment with SPSS, the Employee agrees:

          (i)  to disclose the same promptly to an officer of SPSS;

          (ii) to grant and assign to SPSS, without additional payment or consideration of any kind, all of the Employee's rights, titles and interests therein, as directed by SPSS;

          (iii) to execute any applications, assignments and other instruments in writing that SPSS may prepare, at the Company's expense, to apply for, obtain or maintain, solely for the benefit of SPSS, any patents or proprietary interests therein, in the United States and any and all foreign countries; and

          (iv) to provide any and all assistance as SPSS may request, at the Company's expense, in the prosecution of such applications, in the prosecution or defense of any patent interferences, and in any and all litigation in which SPSS may be involved relating to the same.

The above shall not apply to the Employee's general skills and knowledge nor to enhancement of the employee's general skills and knowledge as a result of his employment, nor shall the above apply to protectible information which is or becomes in the public domain through no fault of the Employee or protectible information which bears no reasonable relation to the software business of SPSS as described in Section 10(a).

     (e) The Employee further recognizes and agrees that:

          (i) SPSS licenses the use of various computer software ("Licensed Software") from a variety of outside companies. SPSS does not own the Licensed Software or its related documentation and, unless authorized by the licensor, does not have the right to reproduce it;

          (ii) The Employee will use Licensed Software only in accordance with the terms of the applicable license agreement;

          (iii) If the Employee learns of any misuse of Licensed Software or related documentation within SPSS, he shall notify the appropriate party at SPSS of the misuse;

          (iv) SPSS employees caught making, acquiring or using unauthorized copies of Licensed Software will be disciplined as appropriate under the circumstances; and

          (v) According to the U.S. Copyright Law, illegal reproduction of copyrighted Licensed Software can be subjected to various substantial civil damages and/or criminal penalties, including fines and imprisonment. Other Licensed Software may be covered by trade secret/confidentiality agreements which are protected under state laws.

     (f) The Employee hereby further covenants and agrees that, during the period of his employment with SPSS, and during the Agreed Period (as hereinafter defined), the Employee shall not (i) be engaged or involved in any manner in Prohibited Activities (as hereinafter defined) in any Prohibited Territory (as hereinafter defined) or (ii) solicit or otherwise engage with (except pursuant to the Employee's employment with SPSS) any customers or clients of SPSS existing on the date of such expiration or termination, in any transactions which are in direct competition with the statistical data analysis software business of SPSS which SPSS did or could have engaged in with those customers or clients at any time during the Employee's employment with SPSS. For purposes of this Section 10, (i) "Prohibited Activities" shall mean any development, sales, marketing, licensing and/or distribution of any statistical data analysis software which is directly competitive with any products being marketed by SPSS or any of its Affiliates as of the date of reference, and (ii) "Prohibited Territory" means the United States, Europe and/or any other country or applicable geographic area where SPSS or its Affiliates are engaging, as of the date of reference, in the marketing of any products. The term "Agreed Period" shall mean a period of eighteen (18) months after the date of any expiration or termination of the Term of Employment; provided, however, that if the Employee intends to accept, and actually accepts, employment with a business entity that has its principal place of business and headquarters in Europe, and the Employee's place of work for such entity shall be within Europe, then, with respect to Prohibited Activities in Europe and solicitation of SPSS customers located in Europe, the Agreed Period shall be a period of six (6) months after the date of any expiration or termination of the Term of Employment.

     If SPSS is sold or merged into another company or other business entity, or otherwise ceases to exist for any reason, and this Agreement is not assumed in full by the company or other business entity to which SPSS is sold or merged into (including an assumption by operation of law), or the Employee is not offered a comparable position to the position then held by the Employee at SPSS in lieu of the assumption of this Agreement, which position is accepted by the Employee, the provisions of this Section 10(f) shall terminate effective upon the occurrence of the events described in this sentence. Notwithstanding the foregoing, in the event of a Change of Control (as defined in Section 5(h)) and subsequent termination of the Employee's employment for any reason within twelve
(12) months after the Change of Control Effective Date, the provisions of this
Section 10(f) shall terminate upon the Employee's Date of Termination.

     (g) SPSS encourages its employees to author and publish papers and articles related to their lines of work with SPSS. However, the Employee acknowledges that SPSS reserves the right to approve such material prior to publishing and, if necessary, to delete any portion that SPSS does not wish to disclose to others outside of SPSS.

     (h) During the Agreed Period, the Employee will not directly or indirectly employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of SPSS or any Affiliate.

     (i) During the Agreed Period, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to SPSS or any Affiliate if such action by the Employee would have a material adverse effect on the business, assets or financial condition of SPSS or any Affiliate.

     (j) The Employee understands that a breach by him of any provision of this Agreement may cause substantial injury to SPSS which may be irreparable and/or in amounts difficult or impossible to ascertain, and that in the event the Employee breaches any provision of this Agreement, SPSS shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Further, the Employee acknowledges and agrees that the restrictions and commitments set forth in this Agreement are necessary to protect the Company's legitimate interests and are reasonable in scope, area and time, and that if, despite this acknowledgment and agreement, at the time of the enforcement of any provision of this Agreement a court of competent jurisdiction shall hold that the period or scope of such provision is unreasonable under the circumstances then existing, the maximum reasonable period or scope under such circumstances shall be substituted for the period or scope stated in such provision.

     In connection with the foregoing provisions of this Section 10, the Employee represents that the Employee's experience, capabilities and circumstances are such that such provisions will not prevent the Employee from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 10 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of SPSS (and its Affiliates). In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Employee agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable.

     It is understood and agreed that the covenants made by the Employee in this
Section 10 shall survive the expiration or termination of this Agreement.

     11. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     12. Arbitration. Any dispute as to any claim under this Agreement shall be settled by arbitration in Chicago, Illinois by a panel of three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association. The arbitration shall be conducted promptly and expeditiously in accordance with the applicable arbitration rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     13. Severability. Whenever there may be a conflict between the provisions of this Agreement and any statute, prevailing law, ordinance or regulation, the latter shall prevail, but in such event the provisions of this Agreement so affected shall be construed and limited only to the extent necessary to bring it within the requirements of such law and in no event shall such illegality or unenforceability offset the remaining provisions or remaining portions of this Agreement.

     14. Notices. Any notice given by either party hereunder shall be in writing and shall be personally delivered or shall be mailed, certified or registered mail, postage prepaid, as follows:

          To SPSS:         SPSS Inc.
                           233 South Wacker Drive 11th Floor
                           Chicago, Illinois 60606
                           Attention: Board of Directors

          With a copy to:  Frederick B. Thomas
                           Mayer Brown LLP
                           71 South Wacker Drive
                           Chicago, Illinois 60606

          To the Employee: At the address of the Employee as set forth on the payroll records of SPSS.

or to such other address as may have been furnished to the other party by written notice.

     15. Assignment. The rights and obligations of SPSS under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of SPSS.

     16. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes the Original Agreement and all other prior agreements and representations, written or oral, including any agreements evidencing equity-based compensation ("Equity Agreements") to the extent that this Agreement is inconsistent with such Equity Agreements. No representations or agreements, written or oral, other than those representations and agreements contained in this Agreement, have been made to or in favor of the Employee. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     17. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine, and the Employee hereby consents to personal jurisdiction in Illinois with regard to any dispute arising between the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        SPSS Inc.


                                        By: /s/ Raymond H. Panza
                                            ------------------------------------
                                        Name: Raymond H. Panza
                                        Its:  Executive Vice President,
                                              Corporate Operations, Chief
                                              Financial Officer and Secretary

                                        Employee


                                        /s/ Jack Noonan
                                        ----------------------------------------
                                        Jack Noonan